Exhibit 10.12

AMENDED AND RESTATED

PROMISSORY NOTE

$11,821,223.72	February 1, 2010

FOR VALUE RECEIVED, the adequacy and receipt of which are hereby acknowledged, Viking International Limited, a Bermuda limited company with an address of Canon’s Court 22 Victoria Street, Hamilton HM 12, Bermuda (“VIL”), promises to pay to the order of Viking Drilling, LLC, a Nevada limited liability company with its principal office at 4801 Gaillardia Parkway, Suite 350, Oklahoma City, Oklahoma 73142 (“Viking”), the principal sum of ELEVEN MILLION EIGHT HUNDRED TWENTY-ONE THOUSAND TWO HUNDRED TWENTY-THREE DOLLARS AND 72/100 ($11,821,223.72).

1. Definitions. As used in this Amended and Restated Promissory Note (this “Note”), the terms and phrases below have the following definitions:

1.1 “Effective Date” means February 1, 2010.

1.2 “Event of Default” means VIL’s failure to cure a default under this Note or the Security Agreement within five (5) days after receipt of written notice from Viking specifying the default. However, no notice shall be due in the event VIL fails to pay the full principal and accrued interest on or before the Maturity Date.

1.3 “Maturity Date” means August 1, 2012.

1.4 “Security Agreement” means that certain Security Agreement, dated and effective as of the Effective Date, by and between VIL and Viking, granting a security interest in the Collateral (as defined therein), and that certain Security Agreement, dated July 27, 2009, by and between VIL and Viking, granting a security interest in the Collateral (as defined therein).

2. Interest. Commencing on the Effective Date, interest shall accrue on the unpaid principal balance of this Note at the floating interest rate of one month Libor plus six and twenty-five hundredths percent (6.25%). Upon the occurrence of an Event of Default, interest shall accrue on the unpaid principal balance of this Note at an annual rate of fourteen percent (14.0%).

3. Payments. VIL shall make twenty-nine (29) equal monthly installments of principal and interest in the amount of $427,883.50 due on the 1st of each month beginning March 1st, 2010, and one final payment due on the Maturity Date in the amount of $427,883.50, adjusted to reflect any accrued and unpaid interest owed or any overpayment of interest over the term of the loan. Unless this Note is earlier paid in full, the unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date.

4. Prepayment. At any time, and from time to time, prior to the Maturity Date, at its sole option and election, VIL may prepay this Note, in full or in part, without a prepayment fee or penalty.

5. Event of Default. Upon the occurrence of an Event of Default, Viking may take appropriate action under the Security Agreement to collect from VIL all amounts outstanding hereunder.

6. Release and Discharge. VIL shall be fully and forever released and discharged from all its obligations and liabilities under this Note upon the payment in full of this Note.

7. Notices. Any notice, request, other communication or payment required or permitted to be given pursuant to this Note shall be deemed to have been duly given if

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(i) personally delivered, (ii) in the case of notices or other communications, sent by electronic mail to the recipient’s e-mail account (in the case of VIL, to jeff.mecom@tapcor.com; in the case of Viking, to matt.mccann@riatamanagement.com), with a telephone call confirming receipt of such notice or communication, or (iii) mailed by registered or certified mail, postage prepaid, and addressed (a) if to VIL, to 5910 N. Central Expressway, Suite 1755, Dallas, Texas 75206, and (b) if to Viking, to 4801 Gaillardia Parkway, Suite 350, Oklahoma City, Oklahoma 73142. VIL or Viking may change its respective address or e-mail account for purposes of receipt of notices pursuant to this Note, at any time, by giving written notice of such change in accordance with this Paragraph 7.

8. Governing Law; Venue and Jurisdiction. This Note shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Oklahoma without regard to principles of conflicts of law. VIL and Viking each hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court located in Oklahoma City, Oklahoma in connection with any dispute arising from or relating to this Note.

9. Amendment. This Note may be amended or modified only upon a writing signed by VIL and Viking.

10. Waivers. No failure or delay in exercising any right or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof. No waiver of any right, privilege or default under this Note shall constitute a waiver of any other right, privilege or default under this Note.

11. Assignment of Note; Successors and Assigns. Viking may sell, assign or otherwise transfer this Note or any of its rights hereunder. VIL shall not sell, assign or otherwise transfer this Note or any of its rights hereunder without the prior written consent of Viking, which consent may be withheld in Viking’s sole discretion. This Note shall be binding upon, and shall inure to the benefit of VIL, Viking and their respective successors and permitted assigns.

12. Headings. The headings used in this Note are used solely for purposes of reference and convenience and shall not be used to construe or interpret the meaning of any provision of this Note.

13. Severability. The provisions of this Note shall be severable. If one or more of such provisions, or the application thereof, is determined to be unlawful, unenforceable, void or of no effect, that determination shall not affect any other application of such provision or any other provision of this Note.

IN WITNESS WHEREOF, VIL has caused this Note to be issued as of the Effective Date.

VIKING INTERNATIONAL LIMITED, a Bermuda limited company

By:	/s/ Jeffrey S. Mecom
Name:	Jeffrey S. Mecom
Title:	Vice President

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